SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2002

Regeneration Technologies, Inc.
(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-31271	59-3466543
(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle
Alachua, Florida 32615
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (386) 418-8888

None
(Former address, if changed since last report.)

ITEM 5.    OTHER EVENTS.

On November 27, 2002, Regeneration Technologies, Inc. (the “Company”) announced that it had completed a private placement of its common stock resulting in net proceeds of approximately $25.8 million to the company. The Company sold 3.8 million shares of common stock at $7.25 per share to certain accredited investors pursuant to a purchase agreement (the “Purchase Agreement”) by and among the Company and the investors named on the signature pages thereto (the “Investors”).

The Company also entered into a registration rights agreement by and among the Company and the Investors (the “Registration Rights Agreement”) pursuant to which the Company agreed to register the shares of common stock issued to the Investors for resale by the Investors. Pursuant to the Registration Rights Agreement, the Company must file a registration statement covering the resale of the shares by the Investors with the Securities and Exchange Commission within 30 days of the closing date. The registration statement must be effective by the 90th day following the closing date. In the event that the registration statement is not filed or declared effective within the time periods described above, the Company will be liable for cash damages of 1.5% of the purchase price for each 30-day period or pro rata for any portion thereof following the date by when the registration statement should have been filed or declared effective.

A copy of the Purchase Agreement and the Registration Rights Agreement are attached as exhibits and incorporated by reference into this report.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Financial Statements.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

10.1	Purchase Agreement, dated as of November 26, 2002, by and among Regeneration Technologies, Inc. and the investors named on the signature pages thereto.

10.2	Registration Rights Agreement, dated as of November 26, 2002, by and among Regeneration Technologies, Inc. and the investors named on the signature pages thereto.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC. (Registrant)

By	/s/ Brian K. Hutchison
Brian K. Hutchison President and Chief Executive Officer

Dated: December 2, 2002

EXHIBIT INDEX

10.1	Purchase Agreement, dated as of November 26, 2002, by and among Regeneration Technologies, Inc. and the investors named on the signature pages thereto.

10.2	Registration Rights Agreement, dated as of November 26, 2002, by and among Regeneration Technologies, Inc. and the investors named on the signature pages thereto.